Contact: Elizabeth Goode Director, Corporate Development Phone: (661) 295-5600 ext 2632 Fax: (661) 554-0109 Email: GoodeE@3dsystems.com	3D Systems Corporation 26081 Ave Hall Valencia, CA 91355 www.3dsystems.com

Press Release

3D Systems Announces Net Income of $0.07 Per Share for 2004 on Record Revenue

VALENCIA, California, March 1, 2005:   3D Systems Corporation (Nasdaq: TDSC), a leading provider of rapid 3-D printing, prototyping and manufacturing solutions, announced today that its trend of improving financial results had continued in the fourth quarter and the full year of 2004. The company reported:

•       $38.3 million of revenue for the fourth quarter and $125.4 million of revenue for the full year, both of which are new records, representing 9% and 14% increases over the respective prior-year periods;

•       $4.4 million of operating income for the fourth quarter and $5.6 million of operating income for the year, reversing losses in both prior-year periods; and

•       $3.1 million of net income available to common stockholders for the fourth quarter and $1.0 million for the full year, resulting in fully diluted earnings available to common stockholders of $0.20 per share for the fourth quarter and $0.07 for the full year, reversing losses in the prior-year periods.

“The momentum we have been building all year produced a sufficiently profitable fourth quarter to return us to profitability for the full year,” said Abe Reichental, 3D Systems’ president and chief executive officer. “It was our strongest quarter ever. We reversed our earlier cash outflows, adding $6.4 million of cash during the fourth quarter for a total increase of $2.3 million for the year. Our balance sheet is stronger with the year-end conversion of $10 million of our 7% convertible subordinated debentures into common stock. The strategic actions that we took during 2004 to reorganize, re-engineer and re-capitalize the business, resolve our expensive and disruptive legacy litigation and accelerate the execution of our strategic growth initiatives are gaining traction.”

Operating Highlights
Fourth-Quarter and Full-Year 2004
($ in millions except for per share amounts)

	Fourth Quarter			Full Year
Operating Highlights	2004	2003	% Change	2004	2003	% Change
Revenue	$38.3	$35.2	9%	$125.4	$110.0	14%
Gross profit	$17.7	$15.3		$56.1	$43.1
% of Revenue	46%	43%	16%	45%	39%	30%
Operating expenses	$13.3	$15.6		$50.5	$58.1
% of Revenue	35%	44%	(14%)	40%	53%	(13%)
Operating income	$4.4	($0.3)		$5.6	($15.0)
% of Revenue	11%	(1% )	N/A	4%	(14% )	N/A
Net income (loss) to common stockholders	$3.1	($1.3)	N/A	$1.0	($26.9)
% of Revenue	8%	(4% )		1%	(24% )	N/A
Diluted income (loss) per share to common stockholders	$0.20	($0.10)	N/A	$0.07	(2.10)	N/A
Unrestricted cash	$26.3	$24.0	10%	$26.30	$24.00	10%
Depreciation and amortization	$1.8	$2.1		$7.0	$8.4
% of Revenue	5%	6%	(15%)	6%	8%	(17%)

The company experienced strong revenue growth from its operations outside of the U.S., which rose 23% in the fourth quarter and 26% in the full year. Revenue in the U.S. remained essentially flat in both periods as the company focused on restructuring and realigning its U.S. sales organization, which is now complete. Revenue from the company’s growing global presence outside the U.S. accounted for 63% and 59% of total revenue for the fourth quarter and full year, respectively. Revenue in the fourth quarter and full year included $7.4 million and $16.1 million, respectively, of sales of new products and services introduced since the latter part of 2003. Without the favorable effect of foreign currency translation, revenue would have increased 4% for the fourth quarter of 2004 and 9% for the full-year period.

Revenue By Class of Product and Service
($ in millions)

	Fourth Quarter			Full Year
Product or Service	2004	2003	% Change	2004	2003	% Change
Systems and other products	$15.3	$15.6	(2%)	$46.0	$41.1	12%
Materials	$11.6	$8.8	32%	$38.0	$32.0	19%
Services	$11.4	$10.8	6%	$41.4	$36.9	12%
Total	$38.3	$35.2	9%	$125.4	$110.0	14%

Revenue increased in each class of product and service for the full year. Revenue increases for the year were driven by unit-volume increases in each product and service class and in each geographic area. Revenue increases in the fourth quarter had similar broad gains, except for U.S. sales of systems and related products. Systems’ revenue in the fourth quarter increased 19% in Europe and 32% in Asia-Pacific, but U.S. systems’ revenue was hampered by substantial changes in the U.S. sales’ organization during the latter part of 2004.

“During the fourth quarter, we completed the realignment and recruitment of our U.S. sales team and recruitment for several other key positions in finance, engineering and operations,” continued Reichental. “As expected, these key changes came with short-term costs in order to meet medium-term and long-term goals. Similarly, the decision we announced in July to outsource our systems’ assembly activities created unabsorbed manufacturing overhead, implementation costs and temporary working capital increases. But in spite of these costs, our favorable price/mix changes and continued cost-reduction efforts resulted in significant improvements in our gross profit margins.”

Gross Profit Margins
($ in millions)

	Fourth Quarter			Full Year
	2004	2003	% Change	2004	2003	% Change
Products	$13.1	$11.5		$40.1	$33.2
% Revenue	49%	47%	13%	48%	46%	21%
Services	$4.6	$3.8		$16.0	$9.9
% Revenue	41%	35%	24%	39%	27%	62%
Total	$17.7	15.3		$56.1	$43.1
% Revenue	46%	43%	16%	45%	39%	30%

The increases in product margins, which arose from favorable price/mix changes and a favorable net impact of foreign currency translation, were partially offset by production ramp-up costs associated with the introduction of new products, under-absorbed direct manufacturing costs associated with the outsourcing of equipment assembly activities and costs of effecting customer conversions from other suppliers to materials supplied by the company. Service margins continued to benefit globally from lower warranty costs and greater performance efficiencies.

Operating expenses continued to decline—down $2.3 million in the fourth quarter and $7.6 million for the full year of 2004 while revenue increased in each of the 2004 periods. Selling, general and administrative expenses declined primarily due to $2.7 million of lower legal and accounting costs related to legacy issues in the fourth quarter and a $6.0 million reduction in those costs for the full year. SG&A cost reductions included lower bad debt expense and other operating cost reductions but were partially offset by $1.4 million of fees and expenses, predominantly incurred in the fourth quarter, in connection with the company’s internal control review pursuant to Section 404 of The Sarbanes-Oxley Act of 2002.

Strategic and tactical R&D expenditures increased by 47% to $2.7 million in the fourth quarter and by 16% to $10.5 million for the full year.

While the Company increased its R&D expenditures, total operating costs declined to 35% of revenue in the fourth quarter compared to 44% of revenue in the previous year’s fourth quarter. Operating expenses for the full year declined to 40% of revenue from 53% of revenue in 2003.

“Needless to say, we are extremely pleased with the significant improvement in our operating results,” said Reichental. “While our revenue increased by $15 million in 2004, we were able to lower our combined working capital investment in trade accounts receivable, inventory and accounts payable by $0.4 million. In fact, our days’ sales outstanding of 53 days and our days’ inventory on hand of 42 days were the lowest in years.”

“We are also gratified that our emphasis on process improvements and controls contributed to a favorable conclusion regarding the effectiveness of our financial reporting controls. Pursuant to Sarbanes-Oxley requirements, we expect to receive our independent public accountant’s attestation of our financial reporting controls’ evaluation, reflecting the absence of any material weaknesses in those controls,” continued Reichental.

“Most importantly, the ability of our employees to act and operate like owners of the business is producing favorable trends in revenue, operating expenses, gross profit margin and cash flow. Reflecting on the significant progress we made throughout 2004, I believe that we are well positioned to transform the way our customers design, develop and manufacture their products and to improve our customer’s bottom line,” concluded Reichental.

3D Systems will discuss its operating results for the fourth quarter of 2004 on a conference call and audio webcast to be held at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today. Details are set forth below.

Fourth-quarter business highlights:

During the fourth quarter, 3D Systems:

•       Introduced the Viper™ HA SLA® system, a dual-vat stereolithography system for the production of hearing aid shells.

•       Announced the availability of Accura® si 45 SL material for the SLA® 250 system with nylon 6:6-like properties.

•       Succeeded in having all of its 7% convertible subordinated debentures converted into 833,312 shares of common stock.

Full-Year 2004 business highlights:

In 2004, 3D Systems:

•       Introduced 17 new products. Sales from new products led 2004 growth, and for the fourth quarter of 2004 new products represented 19.4% of total revenue.

•       Outsourced all of its equipment assembly activities. This initiative enabled the simultaneous pursuit of several key, large-scale strategic projects.

•       Recruited and realigned key management positions in sales, marketing, operations, finance and engineering, resulting in a stronger, experienced and energized team.

•       Settled all the distracting and expensive legacy lawsuits on favorable terms.

•       Initiated several corporate governance changes, including termination of its stockholder rights’ plan, elimination of the staggered board, restatement of the Code of Conduct, adoption of Corporate Governance Guidelines and adoption of a Code of Ethics for Senior Financial Executives and Directors.

•       Created key strategic alliances with several key industry players.

•       Strengthened financial controls across all functions and geographies, and reinforced an improved control culture.

•       Secured a $15 million revolving credit facility.

3D Systems’ complete suite of customer solutions includes

•       3-D Printing systems, which accept digital input from a three-dimensional CAD station, convert the digital file one horizontal slice at a time, and jet hot-melted plastic material in an additive layer-by-layer build-up to create a solid part. 3-D Printers enable designers, engineers, architects and marketers to communicate their concepts frequently, and substantially reduce the time it takes to bring new products to market.

•       Stereolithography or SLA® systems convert proprietary materials and composites into solid cross-sections, layer by layer, until the desired parts are built. SLA® systems are capable of making multiple parts of different geometries and shapes at the same time and are designed to produce prototypes, patterns or end-use parts that have a wide range of sizes and shapes.

•       Selective Laser Sintering or SLS® systems use heat to melt and fuse, or sinter, powdered materials into solid cross-sections, layer by layer, until the desired parts are complete. SLS® systems can create parts from a variety of plastic and metal materials and composites and are capable of processing multiple parts within the same build cycle.

•       Engineered materials and composites that the company blends and markets under a variety of brand names for use in all of the company’s systems to produce high-quality models, prototypes and parts. Stereolithography materials are marketed under the Accura® brand, selective laser sintering materials under the DuraForm®, LaserForm™ and CastForm™ brands, and 3-D printing materials under the VisiJet® brand. The company also distributes additional materials and composites that are manufactured by DSM Somos® and Dreve in order to enhance the portfolio of solutions available from the company.

•       Software for proprietary part preparation for use on personal computers and engineering workstations. These proprietary software packages generate the information required by the company’s SLS®, SLA® and 3-D printing systems to create three-dimensional models and parts.

•       Services that the company provides include a suite of comprehensive customer services and local field support that are provided on a worldwide basis for all of the company’s systems. Such services and support include extended system warranties, an extensive menu of annual service agreement options, and a wide variety of software and hardware upgrades and performance enhancement packages for legacy systems.

Broad Applications and End-Uses:

•       3-D Printing system solutions are used for concept-modeling and three-dimensional printing applications. 3-D printed parts are used primarily for visualizing and communicating mechanical design applications. They are also used for other applications including supply-chain management, architecture, art, surgical modeling, marketing and entertainment.

•       Rapid prototyping system solutions are used for rapid prototyping applications, including the generation of product concept models, functional prototypes and master-casting and tooling patterns that are often used as an efficient, cost-effective means of evaluating product designs.

•       Rapid manufacturing system solutions are used for rapid manufacturing applications to manufacture end-use parts, jigs, fixtures, tools and patterns directly from a digital image. The company’s rapid manufacturing customers produce end-use parts without the need for expensive tooling or molds and without lengthy set-ups, resulting in significant savings, flexibility and mass customization capabilities.

Conference Call and Audio Webcast Details

3D Systems will hold a conference call and audio webcast to discuss its fourth-quarter and full-year 2004 financial results today at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time).

•       To access the Conference Call, dial 877/791-4796 (or 706/679-6014 from outside the United States). A recording will be available two hours after completion of the call for seven days. To access the recording, dial 800/642-1687 (or 706/645-9291 from outside the United States) and enter 4123088, the conference call ID number.

•       To access the audio webcast, log onto 3D Systems’ website at www.3dsystems.com. The link to the webcast is provided on the home page of the website.  To ensure timely participation and technical capability, we recommend logging on a few minutes prior to the conference call to activate your participation. The webcast will be available for replay at: http://www.3dsystems.com/company/investor/index.asp

Forward-Looking Statements

Certain statements made in this release are forward-looking statements. These statements include comments as to the company’s beliefs and expectations as to future events and trends affecting its business. These forward-looking statements are based upon management’s current expectations concerning future events and trends and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors stated under the heading “Forward-Looking Statements” and “Cautionary Statements and Risk Factors” in management’s discussion and analysis of results of operations and financial condition, which appear in the company’s periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from such statements.

About 3D Systems Corporation

Founded in 1986, 3D Systems is a leading provider of rapid 3-D printing, prototyping and manufacturing solutions. Its systems and materials reduce the time and cost of designing products and facilitate direct and indirect manufacturing by creating actual parts directly from digital input. These solutions are used for design communication and prototyping as well as for production of functional end-use parts:  Transforming the way people design, develop and manufacture products.

More information on the company is available at www.3dsystems.com, or by phoning 888/337-9786, ext. 2882 (or 661/295-5600, ext. 2882 from outside the United States), or via email at moreinfo@3dsystems.com.

Note to editors:   3D Systems, SLA, SLS, DuraForm, ThermoJet, VisiJet and Accura are registered trademarks and SLS, InVision, Viper, LaserForm and CastForm are trademarks of 3D Systems. All other product names or services mentioned are trademarks or registered trademarks of their respective companies.

Tables follow:

3D SYSTEMS CORPORATION
Condensed Consolidated Statements of Operations
For the Three Months and Years Ended December 31, 2004 and December 31, 2003
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31, 2004 (Unaudited)	December 31, 2003 (As Previously Restated)(1)	December 31, 2004 (Unaudited)	December 31, 2003 (As Previously Restated)(1)
Revenue:
Products	$26,904	$24,397	$83,976	$73,084
Services	11,416	10,795	41,403	36,931
Total revenue	38,320	35,192	125,379	110,015
Cost of sales:
Products	13,853	12,874	43,898	39,818
Services	6,770	7,035	25,390	27,055
Total cost of sales	20,623	19,909	69,288	66,873
Gross profit	17,697	15,283	56,091	43,142
Operating expenses:
Selling, general and administrative	10,528	13,759	39,411	48,643
Research and development	2,720	1,851	10,474	9,031
Severance and other restructuring costs	84	(33)	605	442
Total operating expenses	13,332	15,577	50,490	58,116
Income (loss) from operations	4,365	(294)	5,601	(14,974)
Interest and other expense, net	580	621	1,979	2,902
Income (loss) before provision for income taxes	3,785	(915)	3,622	(17,876)
Provision for (benefit from) income taxes	309	(2)	1,061	1,107
Income (loss) before cumulative effect of changes in accounting principles	3,476	(913)	2,561	(18,983)
Cumulative effect on prior years (to December 31, 2002) of expensing legal fees as incurred and change in amortization method for patents and license costs	—	—	—	(7,040)
Net income (loss)	3,476	(913)	2,561	(26,023)
Preferred stock dividends	411	349	1,534	867
Net income (loss) available to common stockholders	$3,065	$(1,262)	$1,027	$(26,890)
Shares used to calculate basic net income (loss) available to common stockholders per share(2)	13,559	12,890	13,226	12,782
Basic net income (loss) available to common stockholders before cumulative effect of changes in accounting principles, per share	$0.23	$(0.10)	$0.08	$(1.55)
Cumulative effect on prior years (to December 31, 2002) of changes in accounting principles per share	—	—	—	(0.55)
Basic net income (loss) available to common stockholders per share(2)	$0.23	$(0.10)	$0.08	$(2.10)
Shares used to calculate fully diluted net income (loss) available to common stockholders per share(2)	19,310	12,890	14,149	12,782
Diluted net income (loss) available to common stockholders before cumulative effect of changes in accounting principles, per share	$0.20	$(0.10)	$0.07	$(1.55)
Cumulative effect on prior years (to December 31, 2002) of changes in accounting principles per share	—	—	—	(0.55)
Diluted net income (loss) available to common stockholders per share(2)	$0.20	$(0.10)	$0.07	$(2.10)

(1)              The condensed consolidated statements of operations for the three months and year ended December 31, 2003 have been restated to reflect two changes in accounting principles adopted at the end of 2003. See Schedule 1 for a reconciliation of the restated amounts.

(2)              See Schedule 2 for the calculation of basic and diluted net income (loss) available to common stockholders per share.

3D SYSTEMS CORPORATION
Condensed Consolidated Balance Sheets
As of December 31, 2004 and December 31, 2003
(in thousands)

	December 31, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$26,276	$23,954
Accounts receivable, net	22,209	22,773
Inventories, net	9,512	9,694
Prepaid expenses and other current assets	5,507	2,751
Total current assets	63,504	59,172
Property and equipment, net	9,500	11,455
Goodwill	45,135	44,900
Other intangible assets, net	10,808	13,210
Restricted cash	1,200	1,200
Other assets, net	1,349	1,528
	$131,496	$131,465
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$180	$165
Accounts payable	6,937	7,299
Accrued liabilities	13,447	16,466
Customer deposits	819	771
Deferred revenues	13,797	15,648
Total current liabilities	35,180	40,349
Long-term debt, less current portion	3,745	3,925
Convertible subordinated debentures	22,704	32,704
Other liabilities	1,607	2,579
Total liabilities	63,236	79,557
Series B convertible redeemable preferred stock	15,196	15,210
Stockholders’ equity:
Common stock, authorized 25,000 shares, issued and outstanding 14,490 (2004) and 12,903 (2003)	14	13
Additional paid-in capital	100,260	85,588
Unearned compensation	(45)	—
Notes receivable from employee for purchase of stock	—	(19)
Preferred stock dividends	(2,401)	(867)
Treasury stock, at cost	(68)	(45)
Accumulated deficit in earnings	(44,881)	(47,442)
Accumulated other comprehensive income (loss)	185	(530)
Total stockholders’ equity	53,064	36,698
	$131,496	$131,465

3D SYSTEMS CORPORATION
Condensed Consolidated Statement of Cash Flows
For the Years Ended December 31, 2004 and December 31, 2003
(in thousands)

	December 31, 2004	December 31, 2003
	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$2,561	$(26,023)
Adjustments to reconcile net loss to net cash used in operating activities:
Cumulative effect of changes in accounting principles	—	7,040
Impairment of intangible assets of OptoForm Sarl	—	847
Depreciation and amortization	6,956	8,427
Provision for losses on accounts receivable	87	990
Adjustments to inventory reserves	(310)	1,755
Equity compensation expense	362	1,321
Stock payment of interest on employee’s note	(4)	(5)
Loss on disposition of property and equipment	231	386
Changes in operating accounts:
Accounts receivable	1,745	6,792
Inventories	(189)	2,345
Prepaid expenses and other current assets	(2,908)	1,791
Other assets	164	847
Accounts payable	(448)	(3,818)
Accrued liabilities	(2,410)	349
Customer deposits	48	(29)
Deferred revenues	(2,340)	(30)
Other liabilities	(459)	(1,803)
Net cash provided by operating activities	3,086	1,182
Cash flows from investing activities:
Purchase of property and equipment	(781)	(874)
Proceeds from disposition of property and equipment	—	53
Additions to licenses and patents	(417)	(760)
Software development costs	(737)	(550)
Net cash used for investing activities	(1,935)	(2,131)
Cash flows from financing activities:
Exercise of stock options and purchase plan	4,898	361
Proceeds from private placement of convertible subordinated debentures	—	22,108
Proceeds from private placement of preferred stock, net	—	15,178
Net borrowings under line of credit	—	(2,450)
Repayment of long-term debt	(165)	(10,500)
Restricted cash	—	(1,200)
Payment of preferred stock dividends	(1,428)	(641)
Stock registration costs	(586)	(276)
Payments under obligation with former RPC stockholders	(844)	(351)
Payment of accrued liquidated damages	(837)	—
Payment to OptoForm Sarl minority interest shareholder	(49)	—
Net cash provided by financing activities	989	22,229
Effect of exchange rate changes on cash	182	395
Net increase in cash and cash equivalents	2,322	21,675
Cash and cash equivalents at the beginning of the period	23,954	2,279
Cash and cash equivalents at the end of the period	$26,276	$23,954
Selected Supplemental Cash Flow Information:
Interest payments	$2,218	$2,157
Income tax payments	1,135	1,568
Non-cash items:
Conversion of 7% convertible subordinated debentures	$10,000	$—
Transfer of equipment from inventory to fixed assets	1,887	1,672
Transfer of equipment to inventory from fixed assets	1,137	2,197

Schedule 1

At December 31, 2003, the Company changed its method of accounting for legal fees incurred in the defense of its patent and license rights and its method of amortizing one of its patent licenses. See Note 2, Changes in Accounting Principles, to the Consolidated Financial Statements for the year ended December 31, 2003. The accompanying Condensed Consolidated Statements of Operations for the three months ended December 31, 2003 has been restated to reflect these changes in accounting principles, as if they were applied retroactively to the beginning of the year instead of recorded entirely in the fourth quarter. The effects on previously reported amounts for the three months ended December 31, 2003 are as follows:

	Amount as previously reported	Effect of change for expensing legal fees	Effect of change in amortization method	Amount as previously restated
Three months ended December 31, 2003:
Effect on condensed consolidated statement of operations:
Cost of sales—products	$13,113	$—	$(239)	$12,874
Selling, general and administrative expense	17,144	(3,385)	—	13,759
Loss from operations	(3,950)	3,385	239	(326)
Cumulative effect of accounting changes	(7,040)	5,964	1,076	—
Net loss available to common stockholders	(11,958)	9,349	1,315	(1,294)
Basic and diluted net loss available to common stockholders per share	(0.93)	0.73	0.10	(0.10)

There was no tax effect arising from these changes in accounting principles for the three months ended December 31, 2003 as the effect of these changes was to increase the Company’s loss before provision for income taxes and the Company had fully reserved for its net deferred tax assets at that date.

Schedule 2

The following is a reconciliation of the numerator and denominator of the basic and diluted net income (loss) available to common stockholders per share computations:

	Three Months Ended		Year Ended
		December 31, 2003		December 31, 2003
	December 31, 2004	(As Previously	December 31, 2004	(As Previously
	(Unaudited)	Restated)(1)	(Unaudited)	Restated)(1)
Basic income (loss) per share:
Numerator:
Net income (loss) available to common stockholders	$3,065	$(1,262)	$1,027	$(26,890)
Denominator:
Weighted average common shares outstanding	13,559	12,890	13,226	12,782
Basic net income (loss) available to common stockholders, per share	$0.23	$(0.10)	$0.08	$(2.10)
Diluted income (loss) per share:
Numerator:
Net income (loss) available to common stockholders	$3,065	$(1,262)	$1,027	$(26,890)
Add: Preferred stock dividend	411	—	—	—
Add: Interest on 6% convertible subordinated debentures	358	—	—	—
Add: Interest on 7% convertible subordinated debentures	—	—	—	—
Diluted net income (loss) available to common stockholders, per share	$3,834	$(1,262)	$1,027	$(26,890)
Denominator:
Weighted average common shares outstanding	13,559	12,890	13,226	12,782
Add: Effect of assumed exercise of options	898	—	923	—
Add: Effect of assumed conversion of preferred stock	2,623	—	—	—
Add: Effect of assumed conversion of 6% subordinated convertible debentures	2,230	—	—	—
Add: Effect of assumed conversion of 7% subordinated convertible debentures	—	—	—	—
Diluted weighted average common shares outstanding	19,310	12,890	14,149	12,782
Diluted income (loss) per common share	$0.20	$(0.10)	$0.07	$(2.10)

For the three months and year ended December 31, 2004, diluted net income per share includes the effect of the assumed exercise of a portion of the Company’s outstanding stock options. The dilutive computation for the three months ended December 31, 2004 also includes the effect of the assumed conversion of preferred stock and 6% convertible subordinated debentures, which were not dilutive for the year ended December 31, 2004. The 7% convertible subordinated debentures were anti-dilutive for both 2004 periods preceding the date of their actual conversion.

For the three months and year ended December 31, 2003, shares of common stock issuable upon the conversion of convertible preferred stock, convertible debt and the exercise of stock options and stock warrants were excluded from the calculation of diluted loss per share because their effects were anti-dilutive; that is, they would have reduced loss per share. At December 31, 2004, there were 5,459 potentially dilutive securities that were not included in the year ended December 31, 2004 calculation comprised of 608 stock options with an exercise price in excess of the average market price, 2,621 shares issuable upon conversion of preferred stock and 2,230 shares issuable upon conversion of the 6% convertible subordinated debentures.